SUBADVISORY CONTRACT


         AGREEMENT made as of the 22nd day of June 1994 by and between PIONEERING MANAGEMENT CORPORATION, a Delaware corporation (the "Manager"), and ITI PIONEER AMC LTD., a corporation organized under the laws of India ("ITI Pioneer").

                                   WITNESSETH:

         WHEREAS, the Manager desires to utilize the technical services of ITI Pioneer as financial counsel with respect to the portfolio investments of Pioneer India Fund, a Delaware business trust and a registered open-end investment company (the "Fund"); and

         WHEREAS, ITI Pioneer is willing to perform such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

         1. ITI Pioneer's Services. ITI Pioneer will provide the following technical services, including investment advisory services, to the Manager, which is located outside India:

                  (a) Subject to the directions of the Manager and the limitations set forth below and elsewhere herein, ITI Pioneer will act as investment adviser with respect to such portion of the Fund's assets as the Manager designates from time to time. In such capacity, ITI Pioneer will purchase, hold and sell portfolio securities and monitor on a continuing basis the performance of such portfolio securities; provided, however, that, before investing any such assets in a particular initial public offering, ITI Pioneer will obtain the Manager's written authorization to make such investment. ITI Pioneer will make investments hereunder only in securities markets located in India.

                  (b) ITI Pioneer will advise the Manager on a prompt basis each day by electronic telecommunication of each confirmed purchase and sale of a portfolio security that it effects hereunder, and will provide the Manager with a separate confirmation for each lot involved in the trade. Each such communication will specify the name of the issuer, the full description of the security including its class, the amount or number of shares or units of the security purchased or sold, the market price, commission, government charges and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and, if different, the identity of the clearing broker. Each such communication will also contain settlement instructions for the transaction (unless standing instructions previously provided by ITI Pioneer apply to the transaction) and specify the exchange on which the trade was executed, the nature of the settlement arrangements and the lot-level of the trade. With respect to any security purchased hereunder, ITI Pioneer will also provide the Manager with the local identification number of the security, the industry sector of the issuer and the total amount of the issuer's issued and outstanding voting securities. ITI Pioneer will not have any authority to instruct the Fund's custodian or any of the Fund's subcustodians concerning the Fund's portfolio securities.

                  (c) ITI Pioneer will arrange for the placing of orders for the purchase and sale of securities hereunder with brokers or dealers selected by ITI Pioneer, and will provide the Manager at all times with a current master list of brokers and dealers in India with which such orders may be placed. In the selection of such brokers or dealers and the placing of such orders, ITI Pioneer is directed at all times to seek the most favorable price and execution available (from the Fund's perspective). In seeking the most favorable price and execution, ITI Pioneer will consider all factors it deems relevant, including by way of illustration, the size and type of the transaction; the nature of the market for the security to be purchased or sold; the execution efficiency, settlement capability and financial condition of the dealer; the dealer's execution services


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

         rendered on a continuing basis; and the reasonableness of any dealer spreads.

                  (d) ITI Pioneer will assure that at least two representatives of the Manager, as specified by the Manager, are authorized at all times to give directions (without restriction of any kind) to brokers and dealers employed by ITI Pioneer to execute portfolio transactions for the Fund; provided, that notwithstanding anything herein to the contrary ITI Pioneer will have no responsibility for knowing of any such direction given unless the Manager has given ITI Pioneer written notice of the giving of such direction.

                  (e) ITI Pioneer's portfolio management personnel will make themselves available on a regular basis to discuss (via telephone) the Fund's investments and prospective investments and other matters relevant to the Fund with a representative of the Manager.

                  (f) ITI Pioneer will provide the Manager with the following information on a regular basis (unless a different frequency is specified):

                           (i) advice concerning the Fund's investments that are not direct investments in securities markets located in India, including recommendations to purchase, sell or hold securities;

                          (ii) immediate comment by telex or facsimile on earnings reports, creditworthiness changes and other public announcements or developments concerning Indian issuers of securities held, or being considered for purchase, by the Fund (including American, Global or other types of depositary receipts for such securities), followed by more detailed comment and analysis;

                         (iii) comments by telex or facsimile, at the end of each day on which one or more Indian

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

                                    securities markets are open for business, describing major relevant news items and reasons for price fluctuations in India's securities markets on such day;

                          (iv)      research    reports   on   industries    and
                                    individual issuers of Indian securities;

                           (v) macro-economic analyses, including analyses of economic and political trends and developments and their potential effect on India's securities markets and the Fund's investments;

                          (vi) information concerning regulatory and procedural developments with respect to India's securities markets (e.g., changes in settlement or registration procedures, changes in the laws/guidelines governing foreign investment in India);

                         (vii) the current market price of each portfolio security of the Fund that is under ITI Pioneer's management and identification of the source for such price (e.g., price at which last reported sale of security was effected on the principal exchange for such security), on a daily basis so that such information can be used in calculating the Fund's net asset value on such day; and

                        (viii) information that the Manager considers necessary to determine whether the portfolio securities of the Fund that are under ITI Pioneer's management are liquid.

                          (ix) other information upon which the Manager and ITI Pioneer agree in writing from time to time and which is described on Schedule A hereto.

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

         2. Information To Be Provided By The Manager. The Manager will provide ITI Pioneer with the following information at the specified frequencies:

         (i)          a daily report of the Fund's cash balance;

         (ii) a weekly list of all portfolio assets of the Fund, showing the cost and market value of each such asset, the net asset value of the Fund and the percentage of the Fund's assets represented by each holding;

         (iii) a weekly status report on the registration of the Fund's portfolio securities and the liquidity of the Fund's portfolio;

         (iv)         a weekly report on unsettled portfolio trades of the Fund;

         (v) a weekly report of variances between contracted and actual settlement amounts;

         (vi) upon reasonable request by ITI Pioneer, a report on foreign ownership levels for particular Indian issuers;

         (vii) upon reasonable request by ITI Pioneer, a report showing the amount of a particular Indian issuer's total issued capital owned by the Fund and any other investor whose securities holdings in such issuer, together with the Fund's, are subject to a percentage limitation imposed by Indian law; and

         (viii) other information upon which the Manager and ITI Pioneer agree in writing from time to time and which is described on Schedule A hereto.

         3. Additional Services.

                  (a) ITI Pioneer will be responsible for monitoring corporate actions, including without limitation dividends, stock splits and rights offerings (collectively, "Corporate


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

         Actions"), of Indian issuers of securities held by the Fund, which securities are not registered in the Fund's name, and for giving the Manager timely notice of each such Corporate Action. ITI Pioneer will also be responsible for (i) assisting the Manager in monitoring Corporate Actions of Indian issuers of securities held by the Fund, which securities are registered in the Fund's name, and (ii) providing the Manager with book closure dates for all portfolio securities of the Fund under ITI Pioneer's management.

                  (b) ITI Pioneer will maintain an investment ledger showing the details of all portfolio transactions effected by ITI Pioneer hereunder. In addition, ITI Pioneer will require that its Access Persons (as defined in the Code of Ethics described in Section 4(a) hereof) provide ITI Pioneer with monthly reports of their personal securities transactions. These books, records and reports will be available to the Manager at any time upon request and, upon request by the Manager, will be made available (by facsimile and express mail) without delay to the Manager during any day that the Fund is open for business.

                  (c) From time to time as the Manager may reasonably request, ITI Pioneer will furnish to the Manager reports on securities held in the Fund's portfolio, all in such detail as the Manager may reasonably request. ITI Pioneer will also inform the Manager on a current basis of changes in its investment strategy or key personnel. ITI Pioneer will make its key personnel available to meet with representatives of the Manager in the United States, or at such other location on which ITI Pioneer and the Manager agree, at least annually on due notice to review the investments made hereunder in light of current and prospective political, economic and market conditions in India.

                  (d) ITI Pioneer will be  responsible  for ensuring  compliance
         with  any   transaction   volume  limit  with  respect  to  the  Fund's
         investments in India's securities markets, imposed by the Fund's subcustodian in India or otherwise, except that, with respect to any such limit that is not imposed by Indian law, ITI Pioneer will have no responsibility hereunder unless the Manager has informed ITI Pioneer in writing of such limit.

                  (e) ITI Pioneer will furnish to the Manager such information as may reasonably be necessary in order for the Trustees of the Fund to evaluate this Contract or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 8 or 12 hereof.

                  (f) ITI Pioneer will be responsible for providing such other services with respect to the Fund as the Manager may reasonably request.

         4. Compliance.

                  (a) ITI Pioneer will not effect portfolio transactions or provide advice hereunder that is contrary to the Fund's investment policies and restrictions as stated in the Fund's prospectus and statement of additional information, as such prospectus and statement of additional information are revised and updated from time to time. The Manager will forward promptly prospectuses and statements of additional information, as so revised and updated, to ITI Pioneer. ITI Pioneer will not effect portfolio transactions or provide advice hereunder that conflicts with applicable requirements imposed by the U.S. Investment Company Act of 1940, as amended (the "1940 Act"), the U.S. Investment Advisers Act of 1940, as amended (the "Advisers Act"), or the laws, rules or guidelines of the Government of India, any agency or instrumentality thereof, or any Indian stock exchange, including without limitation percentage limitations that apply to the Fund's investments in Indian issuers (collectively, "Applicable Law"). As used herein, the term "Applicable Law" will include without limitation the investment restrictions and compliance matters listed in ITI Pioneer's compliance manual as provided by the Manager to ITI Pioneer, as the same may be revised and updated from time to time.

                  (b) Without limiting the foregoing, under no circumstances may ITI Pioneer or any other "affiliated person" (as defined in the 1940 Act) of the Fund, or any affiliated person of ITI Pioneer or of any such other affiliated person, act as a principal in a portfolio transaction with the Fund or any other investment company managed by the Manager. In addition, no portfolio transaction on behalf of the Fund may be executed by or through ITI Pioneer or any such affiliated person as a broker, except on terms expressly approved in advance by the Manager, which terms are in compliance with Section 17(e) of the 1940 Act.

         5. ITI Pioneer's Registration and Other Agreements. ITI Pioneer represents and warrants to the Manager that it is registered as an investment adviser under the Advisers Act and will remain so registered for the duration of this Contract. It is understood that ITI Pioneer and the Manager may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses. When recommending a portfolio transaction hereunder in which ITI Pioneer, any affiliated person of ITI Pioneer (other than the Manager), or any other advisory client of ITI Pioneer has a direct or indirect interest, ITI Pioneer will notify the Manager of such interest.

         6. Compensation. The Manager will pay to ITI Pioneer for its technical services hereunder a fee at the annual rate of:

                  0.10% of the Fund's average gross assets invested in India's securities markets, including assets invested in American, Global or other types of depositary receipts for securities traded in India's securities markets if such gross assets are no greater than $15,000,000;

                  0.20% of such gross assets if such gross assets are greater than $15,000,000 but no greater than $45,000,000;

                  0.40% of such gross assets if such gross assets are greater than $45,000,000 but no greater than $60,000,000; and

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

                  0.60% of such gross assets if such gross assets are greater than $60,000,000.

To illustrate the application of the foregoing, if such gross assets equal $50,000,000 for any particular year, then ITI Pioneer's annual fee hereunder will be $200,000 (0.40% X $50,000,000). ITI Pioneer's fees hereunder will be calculated and accrued monthly based on the average of the Fund's gross assets invested in India's securities markets and in such depositary receipts on the first and last day (on which this Contract is effective) of each calendar month, and such fee will be payable quarterly) after the end of each calendar quarter on the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this Contract is effective for only a portion of a quarter, the aforesaid fee will be prorated for that portion of such quarter during which this Contract is in effect.

         7. Liability and Indemnification. ITI Pioneer will not be liable for any error of judgment or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security, except that nothing contained herein will be construed to protect ITI Pioneer against any liability to the Manager by reason of (a) willful misfeasance, bad faith or gross negligence in the performance of its duties, (b) its reckless disregard of its obligations and duties under this Contract or (c) any mistake or negligence of ITI Pioneer with respect to (i) Applicable Law, (ii) the direction of portfolio transactions to a broker or dealer that is an affiliated person of the Fund or an affiliated person of such an affiliated person (including affiliated persons of ITI Pioneer) in violation of the terms and provisions hereof, (iii) ITI Pioneer's responsibilities with respect to Corporate Actions of issuers of securities held by the Fund, but not registered in the Fund's name, or (iv) ITI Pioneer's responsibilities under Section 3(d) hereof (collectively, "Malfeasance").

         The Manager will indemnify ITI Pioneer for all liabilities and related costs, including reasonable attorney's fees, which ITI Pioneer may sustain in the discharge of its obligations hereunder without Malfeasance and in accordance with Applicable

Law; provided, that indemnifiable liabilities and costs will not include the costs of performing the services that ITI Pioneer is obligated to perform pursuant to this Contract. The amounts specified in Section 6 hereof will be ITI Pioneer's sole compensation with respect to the performance of such services. ITI Pioneer will indemnify the Manager for all liabilities and related costs, including reasonable attorney's fees, which the Manager may sustain as a result of ITI Pioneer's Malfeasance or violation of Applicable Law, including without limitation the amount of any payment made by the Manager to the Fund for the purpose of reimbursing the Fund for a loss caused by ITI Pioneer's Malfeasance or violation of Applicable Law, regardless of whether or not the Manager was legally required to make such payment to the Fund.

         8. Term and Renewal. This Contract will become effective on the date hereof and will remain in force until June 22, 1996 and from year to year thereafter, but only so long as its continuance is approved annually by a vote of the Trustees of the Fund voting in person, including a majority of its Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, at a meeting of Trustees called for the purpose of voting on such approval or by a vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, subject to the respective rights of the Fund, the Manager and ITI Pioneer to terminate this Contract as provided in Section 9 hereof.

         9. Termination. Either party hereto may, without penalty, terminate this Contract by vote of its Board of Directors. In addition, the Fund may cause this Contract to terminate by vote of a "majority of its outstanding voting securities" (as defined in the 1940 Act) and the giving of 60 days' written notice to the Manager and ITI Pioneer.

         10. Assignment. This Contract will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

         11. Independent Contractor Status. ITI Pioneer is an independent contractor and not an employee of the Manager or of the Fund for any purpose. Unless otherwise expressly provided herein or otherwise authorized in writing, ITI Pioneer will have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed to be an agent of the Fund or of the Manager. If any occasion should arise in which ITI Pioneer gives any advice to its clients concerning the shares of the Fund, ITI Pioneer will act solely as investment counsel for such clients and not in any way on behalf of the Manager, the Fund or any series thereof.

         12. Entire Agreement. This Contract states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

         13. Applicable Law. This Contract and all performance hereunder will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. ITI Pioneer consents to the jurisdiction of courts, both state and federal, in Boston, Massachusetts with respect to any dispute under this Contract.

         14. Savings Clause. Any term or provision of this Contract which is invalid or unenforceable in any jurisdiction will be ineffective, as to such jurisdiction, to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Contract or affecting the validity or enforceability of any of the terms or provisions of this Contract in any other jurisdiction.

         15. Counterparts. This Contract may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         16. Captions. Captions of sections have been added only for convenience and will not be deemed to be a part of this Contract.

         IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized officers and


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

their seal to be hereto affixed as of the day and year first above written.


ATTEST:                                     PIONEERING MANAGEMENT CORPORATION




/s/Joseph P. Barri                          /s/David D. Tripple
Joseph P. Barri                             David D. Tripple
Secretary                                   President


ATTEST:                                     ITI PIONEER AMC LTD.




                                            /s/Vivek Reddy
                                            Chief Executive



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